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                                                              EXHIBIT 1-A(3)(a)



                             DISTRIBUTION AGREEMENT
                                    BETWEEN
                    KEMPER INVESTORS LIFE INSURANCE COMPANY
                                      AND
                       INVESTORS BROKERAGE SERVICES, INC.



THIS AGREEMENT is made on this 31st day of January, 1995 between KEMPER INVESTORS LIFE INSURANCE COMPANY ("KILICO") on its own behalf and on behalf of the KILICO Variable Separate Account (the "Account") and INVESTORS
BROKERAGE SERVICES, INC. ("IBS"). In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

 1. KILICO appoints IBS to promote the sale of variable life insurance policies ("Policies") issued by KILICO and the Account. IBS will promote such Policies in those states in which KILICO has variable policy authority and in which the Policies are eligible for sale under applicable state law. KILICO agrees to inform IBS of the status of such matters in each of these states from time to time.

 2. The solicitation of Policies shall be made by persons who are registered representatives of National Association of Securities Dealers, Inc. ("NASD") member broker-dealers who have a Selling Group Agreement with IBS, which agreement shall encompass the promotion of the sale of the Policies; provided that, no such registered representative shall be allowed to participate in the solicitation of the Policies unless such person has been appointed to solicit variable Policies by KILICO in any state in which such solicitation may occur.

 3. All books and records maintained by KILICO in connection with the sale of Policies will be maintained and preserved by KILICO in conformity with the requirements of Rule 17a-3 and 17a-4 under the Securities Exchange Act of 1934, to the extent that such requirements are applicable to the Policies.

 4. KILICO assumes full responsibility for the activities of all persons engaged directly or indirectly in the promotion of the solicitation of the Policies, including all sales representatives and associated persons as defined in the Securities Exchange Act of 1934. IBS shall, in the course of contracting with NASD member broker-dealers with which it has agreements, require that such broker-dealers be responsible for the acts of their registered representatives and associated persons.

 5. Compensation to broker-dealers for the sale of Policies shall be paid by KILICO through IBS. Any obligation by IBS to pay such compensation will occur only following receipt of such amounts by IBS from KILICO.

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 6.      IBS, when requested by KILICO, shall suspend its efforts to effectuate sales of the Policies at any time KILICO shall request.

 7. KILICO shall bear the expenses of printing and distributing registration statements and prospectuses relating to the public sale of Policies pursuant to this Agreement. KILICO agrees to bear the expenses of qualification of the Policies for sale and of continuing the qualification in the various states. KILICO shall bear the expenses of any sales literature used by IBS or furnished by IBS to dealers in connection with offering the Policies and the expenses of advertising in connection with such offerings, except for customized pieces the cost of which shall be mutually agreed to by KILICO and IBS.

 8. IBS agrees that it will not use any sales material as defined under the rules of the NASD or by the statutes or regulations of any state in which the Policies may be solicited, unless such material has received prior written approval by KILICO.

 9. IBS, KILICO and the Account shall each comply with all applicable provisions of the Investment Company Act of 1940, Securities Act of 1933 and of all Federal and state securities and insurance laws, rules and regulations governing the issuance and sale of the Policies.

10. KILICO agrees to indemnify IBS against any and all claims, liabilities and expenses including but not limited to reasonable attorneys fees which IBS may incur under the Investment Company Act of 1940, Securities Act of 1933 and all Federal and state securities and insurance laws, rules and regulations governing the issuance and sale of the Policies, common law or otherwise, arising out of or based upon any alleged untrue statements of material fact contained in any registration statement or prospectus of the Account, or any alleged omission to state a material fact therein, the omission of which makes any statement contained therein misleading or of any alleged act or omission in connection with the offering, sale or distribution of the Policies by any registered representatives or associated persons of a NASD member broker-dealer which has an agreement with IBS. IBS agrees to indemnify KILICO and the Account against any and all claims, demands, liabilities and expenses, including but not limited to reasonable attorneys fees, which KILICO or the Account may incur, arising out of or based upon any act of IBS or of any registered representative of an NASD member investment dealer which has an agreement with IBS and is acting in accordance with KILICO's instructions. KILICO acknowledges that IBS may similarly attempt to hold such an NASD member broker-dealer responsible for the acts of registered representatives and associated persons; and to the extent KILICO is obligated to indemnify IBS under this Agreement, IBS agrees to assign its rights against such broker-dealers to KILICO.

11. KILICO agrees to supply IBS with such information as may be reasonably required by IBS including the "net accumulation unit value" computed as of the time prescribed by and in compliance with all pertinent requirements of the NASD and the Securities and Exchange Commission.

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12.     This Agreement shall be effective February 1, 1995.  This
Agreement is subject to termination by either party upon thirty (30) days' prior written notice to the other party. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be interpreted according to the laws of the State of Illinois.


IN WITNESS WHEREOF, this Agreement has been signed by the parties on the date first above written.


                                    KEMPER INVESTORS LIFE INSURANCE COMPANY




ATTEST:                             BY: /s/ John B. Scott
                                       --------------------------------
                                        TITLE: Chairman, President and
                                               Chief Executive Officer
 /s/ Debra P. Rezabek
---------------------------------
TITLE:  Asst. Secretary



                                    INVESTORS BROKERAGE SERVICES, INC.




ATTEST:                             BY: /s/ Otis R. Heldman, Jr.
                                        -------------------------------
                                        TITLE: Marketing Officer

 /s/ Debra P. Rezabek
---------------------------------
TITLE: Secretary





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